Exhibit 1

Oi S.A.-In Judicial Reorganization

CORPORATE TAXPAYERS’ REGISTRY (CNPJ/MF) No. 76.535.764/0001-43

BOARD OF TRADE (NIRE) No. 33 3 0029520-8

PUBLICLY-HELD COMPANY

MATERIAL FACT

Request for Extraordinary General Shareholders’ Meeting

Oi S.A. – In Judicial Reorgnanization (“Company” or “Oi”), in compliance with Art. 157 paragraph 4 of Law No. 6,404/76 (“Brazilian Corporation Law”), communicates to its shareholders and to the market in general that, on July 29, 2016 at 6.57 p.m., shareholder Société Mondiale Fundo de Investimento em Ações, represented by its manager Bridge Administradora de Recursos Ltda., holder of 6.32% of the Company’s capital stock, sent an e-mail requesting, on the basis of line “c” of the sole paragraph of Art. 123 of the Brazilian Corporation Law, that the Board of Directors call an Extraordinary General Shareholders’ Meeting of the Company, within 8 days, to decide on the following matters:

(i)	Annulment of the Extraordinary General Meeting of March 26, 2015. Decide on the annulment of Oi’s extraordinary general shareholders’ meeting that took place on March 26, 2015, in which the terms and conditions of the Exchange Agreement and the Call Option Agreement, both concluded between the Company, Portugal Telecom SGPS S.A. (currently Pharol SGPS S.A. – “Pharol”) and others (the “Agreements”), were approved;

(ii)	Liability lawsuit for illicit acts conducted against the Company. Decide on the filing of a lawsuit and demand for arbitration against Pharol, the principal shareholders of Pharol that may have participated in injurious acts towards Oi, and its wholly-owned subsidiary, Bratel B.V. (“Bratel”), for the reparation of all the damage caused to the Company due to the illicit acts perpetrated by Pharol during the payment of the shares subscribed under the Public Offering closed on May 6, 2014 (“Public Offering”), notably due to the transfer of overvalued and/or unsubstantiated assets in this payment of capital, as well as, if necessary, request the cancellation of the Agreements;

(iii)	Liability lawsuit against the appraiser of the assets contributed to capital. Decide upon the filing of a lawsuit and possible correlated measures against Banco Santander (Brasil) S.A. (“Santander”) for having contributed, significantly and decisively, through action or inaction, to the damage suffered by Oi during the subscription by Pharol of the shares issued during the Public Offering, by preparing an incorrect appraisal report on the economic reality of the assets contributed to the capital of the Company;

(iv)	Lawsuit against the current and former management of Oi. To decide upon the filing of a lawsuit, with a basis in Art. 159 of the Brazilian Corporation Law and other applicable legal devices, whether judicial or arbitral, against, at least, without prejudice to other current or former members of the management that may be identified in the future: (a) Zeinal Abedin Mahomed Bava; (b) Shakhaf Wine; (c) Henrique Manuel Fusco Granadeiro; (d) Nuno Rocha dos Santos de Almeida e Vasconcellos; (e) Rafael Luis Mora Funes; (f) Luis Maria Viana Palha da Silva; (g) João Manuel Pisco de Castro; (h) Pedro Zañartu Gubert Moraes Leitão; (i) Francisco Ravara Cary; (j) Jorge Telmo Maria Freire Cardoso, due to the contribution, by commission or omission of each one to the consummation of damages caused to Oi, due to the subscription by Pharol of shares issued in the Public Offering with unsubstantiated assets, adopting all the means necessary for the success of this lawsuit, including the possible claims for the annulment of general shareholders’ meetings.

(v)	To decide upon the authorization for the management of Oi to adopt measures necessary for the implementation of what is to be decided in relation to items “i” through “iv,” above, including the hiring of an independent top-tier auditor and other service providers to quantify accurately the damage suffered by the Company, and to identify any other stakeholders (management, former management and service providers in general) responsible for the commission of fraud against the Company.

The Board of Directors is evaluating the request for the call of the Meeting presented herein and will communicate regarding this matter within the time period established by the Brazilian Corporation Law. The entire request referenced herein is annexed.

The Company will keep its shareholders and the market informed of any development of the subject matters of this Material Fact.

Rio de Janeiro, August 1, 2016.

Oi S.A. – In Judicial Reorganization

Flavio Nicolay Guimarães

Chief Financial Officer and Investor Relations Officer